EXHIBIT 23.2

Consent of Independent Accountant

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-194831 and 333-198245) and Form S-3 (Nos. 333-193563 and 333-194252) of our reports each dated March 26, 2014, with respect to the Statements of Revenues and Certain Operating Expenses of Brook Run Shopping Center and Northeast Plaza Shopping Center for the years ended December 31, 2013 and 2012, which appear in this Registration Statement.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

September 12, 2014